Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 30, 2009
LIBBEY INC. ANNOUNCES APPROVAL FOR NYSE AMEX
LISTING
TOLEDO, OHIO, DECEMBER 30, 2009—Libbey Inc. (OTC Bulletin Board: LYBI) announced today that its common stock has been approved for listing on the NYSE Amex. Trading is expected to commence on the NYSE Amex on Monday, January 4, 2010 under the ticker symbol ‘LBY’ (NYSE Amex: LBY).
“We are pleased to be moving our stock listing from the OTC Bulletin Board to the NYSE Amex,” said John F. Meier, chairman and chief executive officer. “This listing marks an important step in our ongoing efforts to improve our stock’s liquidity while we continue to implement our growth strategy. We are also pleased that our stock will once again trade under the symbol ‘LBY’.”
“We welcome Libbey Inc. to the NYSE Euronext family of listed companies,” said Scott Cutler, Head of Listings, Americas, NYSE Euronext. “Libbey and its shareholders will benefit from the superior market quality, technology and services provided by listing on NYSE Amex.”
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings,
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Libbey Inc.
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including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
     Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.